Exhibit 4.1

EQT CORPORATION

as Issuer

and

THE BANK OF NEW YORK MELLON,

as Trustee

_________________

SIXTEENTH SUPPLEMENTAL INDENTURE

Dated as of May 10, 2023

to

INDENTURE

Dated as of March 18, 2008

_________________

5.700% Senior Notes due 2028

TABLE OF CONTENTS

		Page

	ARTICLE 1.

	DEFINITIONS

Section 1.1	Definition of Terms	2

	ARTICLE 2.

	AMENDMENTS TO THE INDENTURE AND THE SENIOR NOTES
		2
Section 2.1	Amendment to the Indenture	2
Section 2.2	Related Amendments

	ARTICLE 3.

	EFFECTIVENESS

Section 3.1	Effective Date	2
Section 3.2	Operative Time	3

	ARTICLE 4.

	MISCELLANEOUS

Section 4.1	Ratification of Indenture	3
Section 4.2	Trustee Not Responsible for Recitals	3
Section 4.3	Governing Law	3
Section 4.4	Separability	3
Section 4.5	Counterparts	3

i

SIXTEENTH SUPPLEMENTAL INDENTURE, dated as of May 10, 2023 (this “Sixteenth Supplemental Indenture”), between EQT Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office at EQT Plaza, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company, as successor, and the Trustee executed and delivered the indenture, dated as of March 18, 2008 (the “Base Indenture”), which was supplemented by the Second Supplemental Indenture, dated as of June 30, 2008 (the “Second Supplemental Indenture”), and by the Fifteenth Supplemental Indenture, dated as of October 4, 2022 (the “Fifteenth Supplemental Indenture”), relating to the Company’s 5.700% Senior Notes due 2028 (the “Senior Notes”);

WHEREAS, the Base Indenture, as supplemented by the Second Supplemental Indenture and the Fifteenth Supplemental Indenture (the “Indenture”), governs the terms of the Senior Notes;

WHEREAS, Section 14.02 of the Base Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the Senior Notes then Outstanding, the Company and the Trustee may amend or supplement the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provision of the Indenture or of modifying in any manner the rights of the Holders of the Senior Notes, subject to certain exceptions not applicable to the amendment to the Indenture to be effected by this Sixteenth Supplemental Indenture (the “Proposed Amendment”);

WHEREAS, pursuant to the Company’s Consent Solicitation Statement, dated May 3, 2023 (the “Consent Solicitation Statement”), the Company has solicited (the “Consent Solicitation”), and received, consents from Holders of a majority in aggregate principal amount of the Outstanding Senior Notes (the “Requisite Consents”) to the Proposed Amendment, and the Holders who have delivered such Requisite Consents may no longer revoke such consents pursuant to the Consent Solicitation;

WHEREAS, the execution and delivery of this Sixteenth Supplemental Indenture has been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

WHEREAS, the Company hereby requests that the Trustee join in the execution and delivery of this Sixteenth Supplemental Indenture, and the Company has delivered to the Trustee evidence of the receipt of the Requisite Consents to the Proposed Amendment provided for herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1         Definition of Terms. Unless the context otherwise requires:

(a)            each term defined in the Indenture has the same meaning when used in this Sixteenth Supplemental Indenture;

(b)            the singular includes the plural and vice versa;

(c)            headings are for convenience of reference only and do not affect interpretation; and

(d)            a reference to a Section or Article is to a Section or Article of this Sixteenth Supplemental Indenture unless otherwise indicated.

ARTICLE 2.

AMENDMENTS TO THE INDENTURE AND THE SENIOR NOTES

Section 2.1         Amendment to the Indenture. The following text is hereby added in its entirety to the Indenture:

Special Mandatory Redemption. If (x) the consummation of the Tug Hill and XcL Midstream Acquisition (as defined in the form of Senior Notes included as Exhibit A to the Fifteenth Supplemental Indenture) does not occur on or before December 29, 2023 (the “Outside Date”) or (y) the Company notifies the Trustee that the Company will not pursue the consummation of the Tug Hill and XcL Midstream Acquisition (the earlier of the date of delivery of such notice described in clause (y) and the Outside Date, the “Special Mandatory Redemption Trigger Date”), the Company will be required to redeem the Senior Notes then Outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

Section 2.2         Related Amendments. The provisions of the Senior Notes shall be deemed to be conformed to the Indenture as supplemented by this Sixteenth Supplemental Indenture and amended to the extent that the Senior Notes are inconsistent with the Indenture as amended by this Sixteenth Supplemental Indenture.

ARTICLE 3.

EFFECTIVENESS

Section 3.1         Effective Date. This Sixteenth Supplemental Indenture will become effective and binding on the Company, the Trustee and every Holder of the Senior Notes heretofore or hereafter authenticated and delivered under the Indenture immediately upon the execution of this Sixteenth Supplemental Indenture by the parties hereto, but the Proposed Amendment shall not become operative except as set forth in Section 3.2 below.

Section 3.2         Operative Time. The Proposed Amendment shall become operative upon the payment in full of the Initial Consent Fee (as defined in the Consent Solicitation Statement) to each of the Holders entitled to receive such payment pursuant to the Consent Solicitation Statement.

ARTICLE 4.

MISCELLANEOUS

Section 4.1         Ratification of Indenture. The Indenture, as supplemented by this Sixteenth Supplemental Indenture, is in all respects ratified and confirmed, and this Sixteenth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Sixteenth Supplemental Indenture apply solely with respect to the Senior Notes.

Section 4.2         Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Sixteenth Supplemental Indenture.

Section 4.3         Governing Law. This Sixteenth Supplemental Indenture and each Senior Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 4.4         Separability. In case any provision in the Indenture, as supplemented by this Sixteenth Supplemental Indenture, or in the Senior Notes, after giving effect to this Sixteenth Supplemental Indenture, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.5         Counterparts.

(a)  This Sixteenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Sixteenth Supplemental Indenture and of signature pages by facsimile, electronic or PDF transmission shall constitute effective execution and delivery of this Sixteenth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Sixteenth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Sixteenth Supplemental Indenture or any document to be signed in connection with this Sixteenth Supplemental Indenture, including authentication of the Senior Notes, shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(b)  The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Sixteenth Supplemental Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing.  If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

IN WITNESS WHEREOF, the parties hereto have caused this Sixteenth Supplemental Indenture to be duly executed, all as of the day and year first above written.

EQT CORPORATION

By:	/s/ David M. Khani
	Name:	David M. Khani
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Signature Page to Sixteenth Supplemental Indenture]